Exhibit 2.2

May 14, 2009

Alternative Asset Management Acquisition Corp.

590 Madison Avenue, 35th Floor

New York, N.Y. 10022

Great American Group, LLC

21860 Burbank Boulevard, Suite 300 South

Woodland Hills, CA 91367

Great American Group, Inc.

590 Madison Avenue, 35th Floor

New York, N.Y. 10022

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Reorganization, dated May 14, 2009 (the “Agreement”), by and among Alternative Asset Management Acquisition Corp. (“Parent”), Great American Group, LLC (the “Company”), Great American Group, Inc. (“Holdco”), AAMAC Merger Sub, Inc., the Members and the Member Representative. All capitalized terms used but not otherwise defined herein shall have the meanings specified in the Agreement.

As of the date hereof, Hanover Overseas Limited, STC Investment Holdings LLC, Solar Capital, LLC, Jakal Investments LLC, Mark Klein, David Hawkins, Steven Shenfeld, Bradford Peck and Frederick Kraegel (collectively, the “Founders”) own 10,350,000 shares of Parent Common Stock (the “Founders Restricted Stock”) in the proportion per Founder set out in the column titled “Current Shares” on Exhibit A hereto. The Founders Restricted Stock are subject to an Escrow Agreement dated August 1, 2007 (the “Escrow Agreement”), by and among the Founders and Continental Stock Transfer & Trust Company (“Escrow Agent”). The parties to the Agreement are entering into the Agreement on the condition that the Founders enter into this letter agreement with respect to the Founders Restricted Stock.

Pursuant to Section 1.6 of the Agreement and the terms of the Escrow Agreement, each of the Founders hereby agrees that all shares of Founders Restricted Stock (other than the Cancellation Shares, which shall be cancelled as provided herein) shall continue to be subject to the restrictions on disbursement as provided in the Escrow Agreement. Each of the Founders hereby further agrees that the restrictions on disbursement of such shares of Founders Restricted Stock shall apply mutatis mutandis to any shares of Holdco Common Stock issued in exchange for the Founders Restricted Stock, and all references to “Founders Restricted Stock” herein shall also refer to such shares of Holdco Common Stock.

In addition, pursuant to Section 4.5 of the Agreement, each of the Founders hereby agrees that 4,500,000 shares of the Founders Restricted Stock (the “Contingent Shares”), in the proportion per Founder set out in the column titled “Contingent Shares” on Exhibit A hereto (the “Contingent Shares”), will continue to be held in escrow and will be released to the Founders upon the Company meeting the performance targets set forth in Section 1.4(b) of the Agreement. The Founders hereby acknowledge and agree that if the Company fails to meet any of the performance targets set forth in Section 1.4(b) of the Agreement, then the portion of the Contingent Shares that are issuable upon achievement of such target shall be forfeited and cancelled and the Founders shall not be entitled to receive any of such Contingent Shares.

In addition, the Founders agree to deliver to the Escrow Agent instructions to cancel on the Closing Date 2,850,000 shares of Founders Restricted Stock in the proportion per Founder set out in the column titled “Cancellation Shares” on Exhibit A hereto (the “Cancellation Shares”). Regardless of whether such delivery is completed, on the Closing Date, the Escrow Agent is hereby authorized to cancel the Cancellation Shares.

The Founders hereby agree to execute such additional documents and to provide Holdco, Parent or their respective transfer agents with any further assurances as may be necessary to effect the transactions described in this letter agreement including the cancellation of the Cancellation Shares, including without limitation, any amendments to the Escrow Agreement, and the lockup agreement, registration rights agreement and insider’s letter to which the Founders are currently subject with respect to the Parent Common Stock.

[Signatures on the following pages]

This letter may be executed in any number of counterparts, each of which shall be enforceable against the parties that actually executed such counterparts, and all of which shall constitute one and the same instrument.

Very truly yours,

HANOVER OVERSEAS LIMITED

By:	/s/ Mark Hotchin
Name:	Mark Hotchin
Title:

STC INVESTMENT HOLDINGS LLC

By:	/s/ Michael Levitt
Name:	Michael Levitt
Title:	Chief Investment Officer

SOLAR CAPITAL, LLC

By:	/s/ Michael Gross
Name:	Michael Gross
Title:	Chairman and CEO

JAKAL INVESTMENTS LLC

By:	/s/ Paul D Lapping
Name:	Paul D Lapping
Title:	Manager

/s/ Mark Klein
Mark Klein

/s/ David Hawkins
David Hawkins

/s/ Steven Shenfeld
Steven Shenfeld

/s/ Bradford Peck
Bradford Peck

/s/ Frederick Kraegel
Frederick Kraegel

Agreed and acknowledged, this 14th day of May, 2009:

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Paul Lapping
Name:	Paul Lapping
Title:	Chief Financial Officer

GREAT AMERICAN GROUP, LLC

By:	/s/ Andy Gumaer
Name:	Andy Gumaer
Title:	CEO

GREAT AMERICAN GROUP, INC.

By:	/s/ Mark Klein
Name:	Mark Klein
Title:	Chief Executive Officer

Exhibit A

Name	Current Shares	Cancellation Shares	Contingent Shares
Hanover Overseas Limited	2,910,938	801,534	1,265,580
STC Investment Holdings LLC	3,881,250	1,068,750	1,687,500
Solar Capital, LLC	1,293,750	356,250	562,500
Jakal Investments LLC	983,250	270,750	427,500
Mark Klein	970,312	267,216	421,920
David Hawkins	51,750	14,250	22,500
Steven Shenfeld	155,250	42,750	67,500
Bradford Peck	51,750	14,250	22,500
Frederick Kraegel	51,750	14,250	22,500

Total	10,350,000	2,850,000	4,500,000